Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of July 5, 2011, by and between HEMACARE CORPORATION, a California corporation and CORAL BLOOD SERVICES, INC., a California corporation (each individually a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 4, 2009, as amended by that certain letter agreement dated January 15, 2011 (as amended, the "Credit Agreement");

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.     Section 1.1 (a) is hereby amended by deleting "Five Million Dollars ($5,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Six Hundred Sixty Thousand One Hundred Fifty Dollars ($660,150.00)."

2.     Section 1.1 (c) is hereby amended by deleting "Nine Hundred Thousand Dollars ($900,000.00)" as the maximum principal amount available under the subfeature for Letters of Credit under the Line of Credit, and by substituting for said amount "Six Hundred Sixty Thousand One Hundred Fifty Dollars ($660,150.00)."

3.     Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.4.      COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in Borrower’s Certificate of Deposit number 5321120262 maintained with or issued by Bank (the “Retained Collateral”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

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4.     Section 4.3 (d) is hereby deleted in its entirety, without substitution.

5.     Sections 5.2, 5.4, 5.5 and 5.6 are hereby deleted in their entirety, without substitution.

6.     Section 5.3 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.3.     MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; nor sell, lease, transfer or otherwise dispose of all or substantially all of Borrower's assets.”

7.     At such time as this Amendment becomes effective, all liens and security interests created by, arising under or granted to Bank pursuant to the Credit Agreement, including liens and security interests created by, arising under, or granted to Bank pursuant to the Discharged Agreements (as defined below), shall automatically terminate and be released, except for the liens and security interests granted Bank in the Retained Collateral. Bank shall as soon as practicable file in the applicable filing and recording offices such UCC termination statements and other documents as may be necessary or appropriate to reflect the termination and release of liens and security interests as provided in this paragraph 7.

8.     Each of the following agreements (the “Discharged Agreements”) is hereby terminated and Borrower shall have no further obligations to Bank thereunder:

(i)     Third Party Security Agreement: Rights to Payment and Inventory between Coral Blood Services, Inc. and Wells Fargo Bank, dated December 4, 2009;

(ii)     Third Party Security Agreement: Rights to Payment and Inventory between HemaCare Corporation, and Wells Fargo Bank, dated December 4, 2009;

(iii)     Continuing Security Agreement: Rights to Payment and Inventory among HemaCare Corporation, Coral Blood Services, Inc. and Wells Fargo Bank, dated December 4, 2009;

(iv)     Third Party Security Agreement: Equipment between Coral Blood Services, Inc. and Wells Fargo Bank, dated December 4, 2009;

(v)     Third Party Security Agreement: Equipment between HemaCare Corporation, and Wells Fargo Bank, dated December 4, 2009; and

(vi)     Security Agreement Equipment among HemaCare Corporation, Coral Blood Services, Inc. and Wells Fargo Bank, dated December 4, 2009.

9.     Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

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10.     Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein, as modified hereby. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

HEMACARE CORPORATION By: /s/ Pete van der Wal Pete van der Wal, Chief Executive Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Seth W. Evenson Seth W. Evenson, Relationship Manager
By: /s/ Lisa Bacerra Lisa Bacerra, Chief Financial Officer, Secretary

CORAL BLOOD SERVICES, INC. By: /s/ Pete van der Wal Pete van der Wal, Chief Executive Officer
By: /s/ Lisa Bacerra Lisa Bacerra, Chief Financial Officer, Secretary

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